Exhibit 99.2

Silicon Valley Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

PALO ALTO. Calif., Dec. 24, 2025 (GLOBE NEWSWIRE) -- Silicon Valley Acquisition Corp. (the “Company”) announced the closing of its initial public offering of 20,000,000 units at a price of $10.00 per unit on December 24, 2025. Total gross proceeds from the offering were $200,000,000 before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SVAQU” on December 23, 2025. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SVAQ” and “SVAQW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but intends to focus on target businesses in the fintech, crypto/digital assets, AI-driven infrastructure, energy transition, auto/mobility, technology, consumer, healthcare and mining industries.

Clear Street LLC acted as lead book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Clear Street LLC, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io.

A registration statement relating to the securities was declared effective on December 22, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Crocker Coulson, AUM Advisors
crocker.coulson@aumadvisors.com
+1 (646) 652-7185